As filed with the Securities and Exchange Commission on May 21, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DORAL FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Puerto Rico	6029	66-0312162
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
(787) 474-6700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Enrique R. Ubarri, Esq.
Executive Vice President and General Counsel
Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
(787) 474-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Victor Lewkow, Esq.
Leslie N. Silverman, Esq.
Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Unit(1)	Price(1)	Registration Fee
Common Stock, $0.01 par value per share	93,504,020 shares	$2.43	$227,214,768.60	$16,200.41

(1)	Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of our common stock on May 20, 2010 on the New York Stock Exchange pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 21, 2010

PRELIMINARY PROSPECTUS

DORAL FINANCIAL CORPORATION
Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling stockholders of shares of Doral Financial Corporation common stock, $0.01 par value per share. In this prospectus, we also refer to the shares of common stock as the securities.

The selling stockholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If the securities are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of the securities by the selling stockholders.

Our common stock trades on the New York Stock Exchange under the symbol “DRL.” On May 20, 2010, the closing price of our common stock on the New York Stock Exchange was $2.28 per share. You are urged to obtain current market quotations of our common stock.

Our principal executive offices are located at 1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, and our telephone number is (787) 474-6700.

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” on page 4 of this prospectus and in the documents we file with the Securities and Exchange Commission before investing in our securities.

The securities offered hereby are our unsecured obligations and are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement as well as any post-effective amendments to the registration statement of which this prospectus forms a part, together with the additional information described under “Where You Can Find More Information” before you make any investment decision.

In this prospectus, “the Company,” “Doral Financial,” “we,” “our,” “ours,” and “us” refer to Doral Financial Corporation, which is a bank holding company headquartered in San Juan, Puerto Rico, and its subsidiaries on a consolidated basis, unless the context otherwise requires.

ii

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it may not contain all of the information that may be important to you or that you should consider before making a decision as to whether or not to invest in our securities and is qualified in its entirety by the more detailed information included in and incorporated by reference into this prospectus. You should carefully read this entire prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” before making your decision. For a more complete description of our business, see the “Business” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein.

Business

Doral Financial Corporation was organized in 1972 under the laws of the Commonwealth of Puerto Rico. We presently operate as a bank holding company. Our operations are principally conducted in Puerto Rico. We also operate in mainland United States, principally in the New York metropolitan area. We continue to explore opportunities for growth and expansion both organically and by acquisition, including Federal Deposit Insurance Corporation (“FDIC”) assisted acquisitions for banks that fail and are placed in receivership. Our principal executive offices are located at 1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, and our telephone number is (787) 474-6700.

We manage our business through three operating segments that are organized by legal entity and aggregated by line of business: banking (including thrift operations), mortgage banking and insurance agency. In the past the Company operated a fourth segment: institutional securities.

Banking

Through our principal banking subsidiary, Doral Bank, a Puerto Rico commercial bank (“Doral Bank PR”), we accept deposits from the general public and institutions, obtain borrowings, originate and invest in loans (primarily residential real estate mortgage loans), invest in mortgage-backed securities as well as in other investment securities, and offer traditional banking services. Approximately 92% of Doral Bank PR’s loan portfolio was secured by real estate as of March 31, 2010. Doral Bank PR operates 35 branch offices in Puerto Rico. Loans are primarily originated through the branch office network and centralized loan departments. Internal mortgage loan originations are also supplemented by wholesale loan purchases from third parties.

This segment also includes the operations conducted through Doral Bank PR’s subsidiaries, Doral Money, Inc. (“Doral Money”), which engages in commercial and construction lending in the New York City metropolitan area, and CB, LLC, a Puerto Rico limited liability company organized in connection with the receipt, in lieu of foreclosure, of the real property securing an interim construction loan and our decision to continue the development of the related residential housing project on a temporary basis. During the third quarter of 2009, Doral Money organized a new middle market syndicated lending unit that is engaged in purchasing participations in senior credit facilities in the U.S. syndicated leverage loan market.

We also operate a federal savings bank in New York, New York under the name of Doral Bank, FSB (“Doral Bank NY”) that, following the sale of its 11 retail branches in July 2007, operates through a single branch. Doral Bank NY gathers deposits primarily through an internet-based platform and originates and invests in loans, consisting primarily of interim loans secured by multifamily apartment buildings and other commercial properties, and also invests in investment securities.

Mortgage banking

Our mortgage origination business is conducted by Doral Mortgage LLC (“Doral Mortgage”), a wholly-owned subsidiary of Doral Bank PR, and our mortgage servicing business is operated by Doral Bank PR.

Insurance agency

Our wholly-owned subsidiary, Doral Insurance Agency, Inc. (“Doral Insurance Agency”), offers property, casualty, life and title insurance as an insurance agency, primarily to its mortgage loan customers.

Summary of the Offering

Issuer	Doral Financial Corporation, a Puerto Rico corporation.
Seller	One or more selling stockholders, see “Selling Stockholders.” We are not selling any of the securities.
Common Shares Offered	93,504,020 shares of common stock, par value $0.01.
Use of Proceeds	All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any of the proceeds from such sales.
Risk Factors	For a discussion of risks and uncertainties involved with an investment in our securities, see “Risk Factors” on page 4 of this prospectus.
NYSE Symbol	“DRL.”

Summary of the Underlying Transactions

Private Placement of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock

On April 19, 2010, we entered into a definitive Stock Purchase Agreement (the “Stock Purchase Agreement”) with various investors to raise new equity capital for the Company through a private placement. In the private placement, we issued to certain accredited investors, including certain direct and indirect investors in Doral Holdings LLC, a Delaware limited liability company (“Doral Holdings”), our parent company, the following securities: 180,000 shares of our Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, $1.00 par value and $1,000 liquidation preference per share (the “Mandatorily Convertible Preferred Stock”); and 105,002 shares of Mandatorily Convertible Preferred Stock with a liquidation value of approximately $105 million, which were deposited into escrow pending the result of our bids for potential FDIC-assisted transactions, and which were released to investors on May 3, 2010. After giving effect to the release of shares of Mandatorily Convertible Preferred Stock from escrow, the shares of Mandatorily Convertible Preferred Stock issued in the capital raise in the aggregate had an effective sale price of $3.00 per common share equivalent.

The Mandatorily Convertible Preferred Stock of each holder will mandatorily convert into shares of our common stock at an initial conversion price of $4.75 per share (or up to 60,000,421 shares of common stock), subject to adjustment, following the latest of: (1) the receipt by the Company of stockholder approval (described below); (2) if applicable to the holder’s conversion, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”); and (3) in the case of an investor that is a direct or indirect investor in Doral Holdings, the earlier of (a) the date on which the registration statement of which this prospectus forms a part has been declared effective and (b) October 18, 2010 (the 180th day after the date of first issue of the Mandatorily Convertible Preferred Stock), provided that such investor may delay conversion until after the dissolution of Doral Holdings referred to below.

However, if a holder owns or would own following conversion, directly or indirectly, in excess of 9.9% of the Company’s outstanding voting securities (4.9% for a purchaser that is subject to the Bank Holding Company Act of 1956, as amended), Mandatorily Convertible Preferred Stock owned by such holder will not be converted on the mandatory conversion date to the extent it would exceed this threshold.

We agreed in the Stock Purchase Agreement to seek stockholder approval of the issuance of common stock into which the Mandatorily Convertible Preferred Stock is convertible in accordance with the requirements of the New York Stock Exchange (the “NYSE”). On May 21, 2010, we filed with the SEC a proxy statement in preliminary form with respect to a special meeting of stockholders to seek approval of the issuance of up to 60,000,421 shares of our common stock upon conversion of the 285,002 issued shares of the Mandatorily Convertible Preferred Stock. If stockholder approval has not been given for the conversion by October 18, 2010 (180 days after the date of first issue of the Mandatorily Convertible Preferred Stock), the conversion price will be reduced by 1.0% every 90 days thereafter until stockholder approval is obtained, subject to a maximum reduction of 10%.

Current Company Structure and Expected Dissolution of Principal Shareholder

Doral Financial is a “controlled company” under rules and regulations of the NYSE. Doral Holdings, our principal shareholder, owned approximately 72% of our outstanding common stock as of March 31, 2010. Doral Holdings is in turn controlled by its managing member, Doral Holdings, L.P., which is controlled by its general partner, Doral GP Ltd.

In connection with the Stock Purchase Agreement, we entered into a Cooperation Agreement with Doral Holdings, Doral Holdings, L.P. and Doral GP Ltd. (collectively, the “Holdings Parties”) (the “Cooperation Agreement”). Under the Cooperation Agreement, the Holdings Parties agreed that Doral Holdings will vote its shares of common stock in favor of authorizing the issuance of common stock upon the conversion of the Mandatorily Convertible Preferred Stock and against any action that would compete with or impede or interfere with the conversion. Additionally, Doral GP Ltd. agreed to cause the dissolution of each of Doral Holdings and Doral Holdings, L.P. after receipt of the stockholder approval, promptly following the earlier of the effectiveness of this registration statement and October 17, 2010 (the 180th day after the funding date under the Stock Purchase Agreement), and not to transfer any of its shares of common stock or voluntarily dissolve prior to that time.

In connection with the dissolution of Doral Holdings and Doral Holdings, L.P., the assets of each of Doral Holdings and Doral Holdings, L.P., including the shares of our common stock currently held by Doral Holdings, will be distributed to the direct and indirect investors in Doral Holdings, L.P.

Assuming that Doral Holdings is dissolved, it will no longer have rights under the Securityholders and Registration Rights Agreement, dated July 17, 2007; however, the registration rights provided under the Securityholders and Registration Rights Agreement will be assignable to the limited partners of Doral Holdings, L.P. We agreed in the Cooperation Agreement to include in the registration statement of which this prospectus is a part all shares of our common stock held by Doral Holdings (or such lesser amount as requested by Doral Holdings).

Upon the dissolution of Doral Holdings, we will no longer be a “controlled company” under rules and regulations of the NYSE, and thus will be required to comply with the NYSE corporate governance rules, including requirements that at the end of a one year transition period a majority of our board of directors consist of independent directors (as defined under the rules of the NYSE), we have a corporate governance and nominating committee composed entirely of independent directors and we have a compensation committee composed entirely of independent directors. We currently meet all such requirements, except with respect to our compensation committee, which is not composed entirely of independent directors.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should read carefully and consider all of the information contained in or incorporated by reference into this prospectus, as well as all of the information contained in or incorporated by reference into any applicable prospectus supplement. You should also refer to the risk factors incorporated by reference herein from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 10, 2010. Those risks are not the only risks we face. Additional risks and uncertainties we do not yet know of or we currently judge to be immaterial may also impair our business, financial condition or results of operations. If any of the events or circumstances described in these risks or other material actually occurs, our business, financial condition or results of operations could be materially and adversely affected.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 3b-6 promulgated thereunder, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain,” “pattern” or similar expressions or future conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions.

We caution readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

Forward-looking statements are, by their nature, subject to risks and uncertainties. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain important factors that could cause actual results to differ materially from those contained in any forward-looking statement:

•	the continued recessionary conditions of the Puerto Rico and the United States economies and the continued weakness in the performance of the United States capital markets leading to, among other things, (i) a deterioration in the credit quality of our loans and other assets, (ii) decreased demand for our products and services and lower revenue and earnings, (iii) reduction in our interest margins, and (iv) decreased availability and increased pricing of our funding sources, including brokered certificates of deposit;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their respective impact in the credit quality of our loans and other assets, which may lead to, among other things, an increase in our non-performing loans, charge-offs and loan loss provisions;

•	a decline in the market value and estimated cash flows of our mortgage-backed securities and other assets may result in the recognition of other-than-temporary impairment of such assets under generally accepted accounting principles in the United States (“GAAP”);

•	our ability to derive sufficient income to realize the benefit of our deferred tax assets;

•	uncertainty about the legislative and other measures adopted by the Puerto Rico government in response to its fiscal situation and the impact of such measures on several sectors of the Puerto Rico economy;

•	uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact of such actions on our business, financial condition and results of operations;

•	changes in interest rates, which may result from changes in the fiscal and monetary policy of the federal government, and the potential impact of such changes in interest rates on our net interest income and the value of our loans and investments;

•	the commercial soundness of our various counterparties of financing and other securities transactions, which could lead to possible losses when the collateral held by us to secure the obligations of the counterparty is not sufficient or to possible delays or losses in recovering any excess collateral belonging to us held by the counterparty;

•	our ability to collect payment of a receivable from Lehman Brothers, Inc. (“LBI”), which results from the excess of the value of securities owned by Doral Financial that were held by LBI above the amounts owed by Doral Financial under certain terminated repurchase agreements and forward agreement;

•	higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically feasible;

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States as a result of, among other things, recent legislative and regulatory proposals made by the federal government, which may lead to various changes in bank regulatory requirements, including required levels and components of capital;

•	changes in our accounting policies or in accounting standards, and changes in how accounting standards are interpreted or applied;

•	general competitive factors and industry consolidation;

•	to the extent we make acquisitions, including FDIC-assisted acquisitions of assets and liabilities of failed banks, risks and difficulties relating to the acquired operations and to combining the acquired operations with our existing operations;

•	potential adverse outcome in the legal or regulatory actions or proceedings described in “Legal matters” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as updated from time to time in the Company’s subsequent filings with the SEC; and

•	the other risks and uncertainties incorporated by reference into “Risk factors” in this prospectus.

You should refer to our periodic and current reports filed with the SEC for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the Investor Relations page of our website at http://www.doralbank.com/en/. Information contained in or linked to our website is not a part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus.

We incorporate by reference the documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 26, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC on May 10, 2010.

•	Our Current Report on Form 8-K filed with the SEC on May 13, 2010;

•	The information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2010; and

•	The description of our common stock, which is registered under Section 12 of the Exchange Act, contained and incorporated by reference in our Form 8-A filed with the SEC on December 27, 2002, including any subsequently filed amendments and reports updating such description.

These documents contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information included in any prospectus supplement or post-effective amendment will supersede this information.

Our filings are available on the Investor Relations page of our website at http://www.doralbank.com/en/. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Doral Financial Corporation
Attention: Investor Relations
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
Telephone number: (787) 474-6683

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any of the proceeds from such sales.

MARKET FOR COMMON STOCK, RELATED STOCKHOLDER MATTERS, PURCHASES OF EQUITY SECURITIES AND STOCK-BASED COMPENSATION PLANS

Our common stock, $0.01 par value per share, is traded and quoted on the NYSE under the symbol “DRL.” As of May 18, 2010, we had 67,283,370 shares of our common stock outstanding and 155 registered holders of our common stock.

The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices.

	Calendar	Price Range
Year	Quarter	High	Low

2010 (2nd quarter through May 20, 2010)	2nd	$6.47	$2.28
	1st	5.22	3.08
2009	4th	$3.80	$2.63
	3rd	4.26	1.83
	2nd	5.21	1.74
	1st	8.44	1.80
2008	4th	$11.48	$5.10
	3rd	17.80	10.90
	2nd	24.03	13.54
	1st	22.42	17.53

As of May 20, 2010, the closing price for the common stock as quoted on the NYSE was $2.28 per share. Doral Financial has not paid quarterly dividends on common stock since April 25, 2006. For additional information regarding our dividend policy, please see “Dividend Policy” in this prospectus.

For additional information regarding our common stock, related stockholder matters, the Company’s purchases of equity securities, and the Company’s stock-based compensation plans, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

DIVIDEND POLICY

Doral Financial has not paid quarterly dividends on its common stock since April 25, 2006, when the Company announced that, as a prudent capital management decision designed to preserve and strengthen the Company’s capital, our board of directors had suspended the quarterly dividend on the common stock.

Our ability to pay dividends in the future is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over Doral Financial and its banking subsidiaries, its earnings, cash resources and capital needs, general business conditions and other factors deemed relevant by our board of directors.

Under an existing consent order with the Federal Reserve, Doral Financial is restricted from paying dividends on its capital stock without the prior written approval of the Federal Reserve. Doral Financial is required to request permission for the payment of dividends on its common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date. For the years ended December 31, 2008 and 2007, Doral Financial received permission from the Federal Reserve to pay all of the regular monthly cash dividends on the noncumulative preferred stock and the quarterly cash dividends on the perpetual convertible preferred stock, but cannot provide assurance that it would receive approval for the payment of such dividends in the future.

On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and noncumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three then outstanding series of noncumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock. We will be unable to pay dividends on the common stock unless and until we resume payments of dividends on our preferred stock.

If we do not pay dividends in full on our noncumulative preferred stock for 18 consecutive monthly periods, or pay dividends in full on our perpetual convertible preferred stock for consecutive dividend periods containing in the aggregate a number of days equivalent to six fiscal quarters, the holders of our preferred stock, all acting together as a single class, would have the right to elect two additional members of our board of directors.

DESCRIPTION OF OUR CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation (including our certificates of designation) and bylaws. Copies of our certificate of incorporation (including our certificates of designation) and bylaws are available from us upon request. These documents have also been filed with the SEC. Please see “Where You Can Find More Information” in this prospectus.

Authorized And Outstanding Capital Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of preferred stock, $1.00 par value per share. As of May 18, 2010, there were 67,283,370 shares of common stock outstanding and 6,096,393 shares of preferred stock outstanding, comprised of 950,166 shares of our 7.00% Noncumulative Monthly Income Preferred Stock, Series A, 1,331,694 shares of our 8.35% Noncumulative Monthly Income Preferred Stock, Series B, 2,716,005 shares of our 7.25% Noncumulative Monthly Income Preferred Stock, Series C, 813,526 shares of our 4.75% Perpetual Cumulative Convertible Preferred Stock and 285,002 shares of our Mandatorily Convertible Preferred Stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. As of May 18, 2010, there were 67,283,370 shares of common stock outstanding.

Preferred Stock

As of May 18, 2010, we had 33,538,609 shares of authorized but unissued preferred stock, which are undesignated. Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as will be set forth in the resolutions providing therefor.

While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 40,000,000 shares of preferred stock, $1.00 par value per share, in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the preferred stock or any series thereof. For each series, the board of directors will determine the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

(a) the rate or rates (which may be floating, variable or adjustable), or the method of determining such rate or rates and the times and manner of payment of dividends, if any (and whether such payment should be in cash or securities);

(b) whether shares may be redeemed or purchased, in whole or in part, at the option of the holder or the Company and, if so, the price or prices and the terms and conditions of such redemption or purchase;

(c) the amount payable upon shares in the event of voluntary or involuntary liquidation, dissolution or other winding up of the Company;

(d) sinking fund provisions, if any, for the redemption or purchase of shares;

(e) the terms and conditions, if any, on which shares may be converted or exchanged into shares of common stock or other capital stock or securities of the Company;

(f) voting rights, if any; and

(g) any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the Commonwealth of Puerto Rico.

All shares of preferred stock (i) will rank senior to the common stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company, (ii) will be of equal rank, regardless of series, and (iii) will be identical in all respects except as provided in (a) through (g) above. The shares of any series of preferred stock will be identical with each other in all respects except as to the dates from and after which dividends thereof will be cumulative. In case the stated dividends or the amounts payable on liquidation are not paid in full, the shares of all series of preferred stock will share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

The board of directors will have the authority to determine the number of shares that will comprise each series. Unless otherwise provided in the resolution establishing such series, all shares of preferred stock redeemed, retired by sinking fund payment, repurchased by the Company or converted into common stock will have the status of authorized but unissued shares of preferred stock undesignated as to series.

No holder of shares of preferred stock will be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

Outstanding Preferred Stock

On February 22, 1999, the Company issued 1,495,000 shares of its Series A preferred stock at a price of $50.00 per share, its liquidation preference. During 2008, the Company paid dividends of $3.50 per share (an aggregate of $5.2 million). The Series A preferred stock may be redeemed at the option of the Company beginning February 28, 2004, at varying redemption prices that start at $51.00 per share. As of May 18, 2010, there were 950,166 shares of the Series A preferred stock outstanding.

On August 31, 2000, the Company issued 2,000,000 shares of its Series B preferred stock at a price of $25.00 per share, its liquidation preference. During 2008, the Company paid dividends of $2.0875 per share (an aggregate of $4.2 million). The 8.35% preferred stock may be redeemed at the option of the Company beginning on September 30, 2005, at varying redemption prices that start at $25.50 per share. As of May 18, 2010, there were 1,331,694 shares of the Series B preferred stock outstanding.

During the second quarter of 2002, the Company issued 4,140,000 shares of its Series C preferred stock at a price of $25.00 per share, its liquidation preference. During 2008, the Company paid dividends of $1.8125 per share (an aggregate of $7.5 million). The Series C preferred stock may be redeemed at the option of the Company beginning on May 31, 2007, at varying redemption prices starting at $25.50 per share. As of May 18, 2010, there were 2,716,005 of the Series C preferred stock outstanding.

On September 29, 2003 and October 8, 2003, the Company issued 1,200,000 shares and 180,000 shares, respectively, of its perpetual convertible preferred stock having a liquidation preference of $250 per share in a private offering to qualified institutional buyers pursuant to Rule 144A. Each share of perpetual convertible preferred stock is currently convertible into 0.31428 shares of common stock, subject to adjustment under specific conditions. During 2008, the Company paid dividends of $11.875 per share (an aggregate of $16.4 million), on the perpetual convertible preferred stock. As of May 18, 2010, there were 813,526 shares of the perpetual convertible preferred stock outstanding.

On April 21, 2010 and April 22, 2010, the Company issued 278,260 shares and 6,742 shares, respectively, of its Mandatorily Convertible Preferred Stock in a private offering to accredited investors pursuant to Regulation D. Each share of Mandatorily Convertible Preferred Stock is currently convertible into 210.52631 shares of common stock, subject to adjustment under specific conditions. The Mandatorily Convertible Preferred Stock ranks on parity with the Company’s Series A preferred stock, Series B preferred stock, Series C preferred stock and perpetual convertible preferred stock, with respect to dividend rights and rights upon liquidation, winding up or dissolution. As of May 18, 2010, there were 285,002 shares of our Mandatorily Convertible Preferred Stock outstanding.

The Mandatorily Convertible Preferred Stock of each holder will mandatorily convert into shares of our common stock at an initial conversion price of $4.75 per share (or up to 60,000,421 shares of common stock), subject to adjustment, following the latest of: (1) the receipt by the Company of stockholder approval (described below); (2) if applicable to the holder’s conversion, the expiration or termination of any waiting period under the HSR Act applicable to such holder; and (3) in the case of an investor that is a direct or indirect investor in Doral Holdings, the earlier of (a) the date on which the registration statement of which this prospectus forms a part has been declared effective and (b) October 18, 2010 (the 180th day after the date of first issue of the Mandatorily Convertible Preferred Stock), provided that such investor may delay conversion until after the dissolution of Doral Holdings and Doral Holdings, L.P. However, if a holder owns or would own following conversion, directly or indirectly, in excess of 9.9% of the Company’s outstanding voting securities (4.9% for a purchaser that is subject to the Bank Holding Company Act of 1956, as amended), Mandatorily Convertible Preferred Stock owned by such holder will not be converted on the mandatory conversion date to the extent it would exceed this threshold.

We agreed in the Stock Purchase Agreement to seek stockholder approval of the issuance of common stock into which the Mandatorily Convertible Preferred Stock is convertible in accordance with the requirements of the NYSE. On May 21, 2010, we filed with the SEC a proxy statement in preliminary form with respect to a special meeting of stockholders to seek approval of the issuance of up to 60,000,421 shares of our common stock upon conversion of the 285,002 shares of the Mandatorily Convertible Preferred Stock. If stockholder approval has not been given for the conversion by October 18, 2010 (180 days after the date of first issue of the Mandatorily Convertible Preferred Stock), the conversion price will be reduced by 1.0% every 90 days thereafter until stockholder approval is obtained, subject to a maximum reduction of 10%. However, under the Cooperation Agreement, the Holdings Parties agreed that Doral Holdings, our principal shareholder, will vote its shares of common stock in favor of authorizing the issuance of common stock upon the conversion of the Mandatorily Convertible Preferred Stock and against any action that would compete with or impede or interfere with the conversion. Additionally, Doral GP Ltd. agreed to cause the dissolution of each of

Doral Holdings and Doral Holdings, L.P. after receipt of the stockholder approval, promptly following the earlier of the effectiveness of this registration statement and October 17, 2010 (the 180th day after the funding date under the Stock Purchase Agreement), and not to transfer any of its shares of common stock or voluntarily dissolve prior to that time.

The terms of the Company’s preferred stock do not permit the Company to declare, set apart or pay any dividends or make any other distribution of assets, or redeem, purchase, set apart or otherwise acquire shares of the common stock, or any other class of the Company’s stock ranking junior to the preferred stock, unless all accrued and unpaid dividends on the preferred stock and any parity stock, at the time those dividends are payable, have been paid and the full dividend on the preferred stock for the current dividend period is contemporaneously declared and paid or set aside for payment. The terms of the preferred stock provide that if the Company is unable to pay in full dividends on the preferred stock and other shares of stock of equal rank as to the payment of dividends, all dividends declared upon the preferred stock and such other shares of stock be declared pro rata.

On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all of the Company’s outstanding series of cumulative and noncumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for the Company’s three then outstanding series of noncumulative preferred stock, and the dividends for the second quarter of 2009 for the Company’s one outstanding series of cumulative preferred stock (See “Dividend Policy” in this prospectus).

The ability of the Company to pay dividends in the future is limited by the consent order entered into with the Federal Reserve and by various restrictive covenants contained in the debt agreements of the Company, the earnings, cash position and capital needs of the Company, general business conditions and other factors deemed relevant by the Company’s board of directors.

Current regulations limit the amount in dividends that Doral Bank PR and Doral Bank NY may pay. Payment of such dividends is prohibited if, among other things, the effect of such payment would cause the capital of Doral Bank PR or Doral Bank NY to fall below the regulatory capital requirements. The Federal Reserve Board has issued a policy statement that provides that insured banks and financial holding companies should generally pay dividends only out of current operating earnings. In addition, the Company’s consent order with the Federal Reserve does not permit the Company to receive dividends from Doral Bank PR unless the payment of such dividends has been approved by the FDIC. Dividends paid from a U.S. subsidiary to certain qualifying corporations such as the Company are generally subject to a 10% withholding tax under the provisions of the U.S. Internal Revenue Code.

Stockholder Action

Except as otherwise provided by law or in our certificate of incorporation or bylaws, all questions submitted to stockholders will be decided by a majority of the votes cast.

Transfer Agent And Registrar

Mellon Investor Services LLC is the transfer agent and registrar for our common stock, our four outstanding series of noncumulative preferred stock and our perpetual convertible preferred stock.

Anti-Takeover Provisions

Our certificate of incorporation, bylaws and banking laws include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

These provisions include an authorized blank check preferred stock and the availability of authorized but unissued common stock.

Regulatory Restrictions under Banking Laws

The regulatory restrictions described in the “Business — Regulation and Supervision” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein, may have the effect of discouraging takeover attempts against the Company and may limit the ability of persons, other than the Company directors duly authorized by the Company’s board of directors, to solicit or exercise proxies, or otherwise exercise voting rights, in connection with matters submitted to a vote of the Company’s stockholders.

SELLING STOCKHOLDERS

This prospectus covers 93,504,020 shares of our common stock consisting of 60,000,386 shares of our common stock to be issued by us upon conversion of 285,002 shares of Mandatorily Convertible Preferred Stock and 33,503,634 shares of our common stock currently held by Doral Holdings, which will be distributed to the direct and indirect investors in Doral Holdings, L.P. in connection with the dissolution of Doral Holdings and Doral Holdings, L.P. (the “Doral Holdings Shares”). The shares of Mandatorily Convertible Preferred Stock were issued on April 21, 2010 and April 22, 2010 in a private placement at a purchase price of $1,000 per share pursuant to the Stock Purchase Agreement. The Doral Holdings Shares were issued and sold to Doral Holdings in a private sale on July 19, 2007 for an aggregate purchase price of $610 million, or approximately $12.60 per share. In the Stock Purchase Agreement and Cooperation Agreement, we agreed to file a registration statement covering the resale of common stock, including common stock into which the Mandatorily Convertible Preferred Stock is convertible and the Doral Holdings Shares. We are registering the securities on a registration statement on Form S-1, of which this prospectus forms a part. The securities are being registered to permit public secondary trading of the securities, and the selling stockholders may offer the securities for resale from time to time after the effective date of the registration statement.

The table below reads as follows:

•	The first column lists the selling stockholders and other information regarding the stock ownership of each of the selling stockholders.

•	The second column lists the number of shares of common stock owned by each selling stockholder as of May 18, 2010, and includes (i) the shares of common stock to be issued to the selling stockholder upon conversion of the Mandatorily Convertible Preferred Stock (assuming the conversion of all shares of the Mandatorily Convertible Preferred Stock), (ii) the shares of common stock to be distributed by Doral Holdings to the selling stockholder in connection with the dissolution of Doral Holdings and Doral Holdings, L.P., and (iii) any other shares of Doral Financial Corporation common stock held by the selling stockholder (none of which are being offered by this prospectus).

•	The third column lists the shares of common stock being offered under this prospectus by each of the selling stockholders and assumes the conversion of all shares of the Mandatorily Convertible Preferred Stock and the dissolution of Doral Holdings.

•	The fourth column lists the shares of common stock owned following the offering pursuant to this prospectus and assumes the selling stockholders sell all the common stock offered by this prospectus.

•	The fifth column indicates the percentage of common stock to be owned by each selling stockholder after completion of the offering pursuant to this prospectus based on the number of shares of common stock outstanding as of May 18, 2010 plus 60,000,421 shares of common stock (the maximum number of shares to be issued upon conversion of 285,002 shares of Mandatorily Convertible Preferred Stock, the 60,000,386 shares covered by this prospectus represents the number of shares of common stock to be issued after giving effect to rounding).

The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, and are accurate to the best of our knowledge as of the date specified below. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus. We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

Irving Place Capital, Perry Capital, LLC, Marathon Special Opportunity Master Fund, Ltd., Tennenbaum Capital Partners, LLC and D. E. Shaw & Co. LP each serve as one of the five designating members of Doral GP Ltd., which is the general partner of Doral Holdings, L.P., which is the managing member of Doral Holdings, our principal shareholder. Each entity (or affiliates of each entity) will receive shares of our common stock upon the dissolution of Doral Holdings and Doral Holdings, L.P. and Perry Capital, LLC, Marathon Asset Management and Tennenbaum Capital Partners, LLC participated in the private placement. David E. King, Mark I. Kleinman and Howard M. Levkowitz are each members of our board of directors and senior managing directors of Irving Place Capital, Marathon Asset Management L.P. and Tennenbaum Capital Partners, LLC, respectively. None of Mr. King, Mr. Kleinman or Mr. Levkowitz has voting or dispositive power over the applicable shares of preferred or common stock and each disclaims beneficial ownership of such shares. Additionally, an employee of each of D. E. Shaw & Co. LP and Perry Capital, LLC has in the past served as a member of our board of directors. Irving Place Capital also provides various advisory services to the Company under an advisory services agreement, for which Irving Place Capital is compensated.

Lesbia Blanco, Douglas L. Jacobs, Christopher C. Poulton, Robert E. Wahlman and Glen R. Wakeman are each one of our executive officers and/or a member of our board of directors.

No other selling stockholder has, or within the past three years has had, any position, office, or other material relationship with us.

The majority of the shares of common stock to be issued upon the conversion of the Mandatorily Convertible Preferred Stock will be issued to existing stockholders or to stockholders whose investments are under common control or management with existing stockholders.

	Total of All
	Shares of	Shares of	Shares of	Percentage of
	Common Stock	Common Stock	Common Stock	Common Stock
	Owned by	Offered by this	Owned Post-	Owned Post-
Name of Selling Stockholder	Holder(1)	Prospectus(1)	Offering(2)	Offering(3)

Alden Global Distressed Opportunities Fund, L.P.	1,000,000	1,000,000	0	*
Anchorage Capital Master Offshore, Ltd.	6,460,066	6,460,066	0	*
Ari Capital Partners, L.L.L.P.	353,745	353,745	0	*
Bay Pond Investors (Bermuda) L.P.(5)	837,263	837,263	0	*
Bay Pond Partners, L.P.(5)	1,412,631	1,412,631	0	*
Berggruen Holdings Ltd.(6)	2,880,941	2,880,941	0	*
Canyon Balanced Master Fund, Ltd.	623,219	623,219	0	*
Canyon-GRF Master Fund, L.P.	305,052	305,052	0	*
Canyon Value Realization Fund, L.P.	1,480,199	1,480,199	0	*
Capital Ventures International	500,000	500,000	0	*
Christopher C. Poulton	11,605	10,105	1,500	*
Citadel Equity Fund Ltd.(4)(7)	3,264,076	2,000,000	1,264,076	*
Deferred Compensation Plan for Employees of the City of New York and Related Agencies and Instrumentalities (Nominee: MAC & Co.)(8)	82,105	82,105	0	*
D. E. Shaw Laminar Acquisition Holdings 2, L.L.C. and certain affiliates(4)(9)	4,530,816	4,454,734	76,082	*
Douglas L. Jacobs	3,936	3,936	0	*
Eton Park Fund, L.P.(10)	2,955,482	2,955,482	0	*
Eton Park Master Fund, Ltd.(10)	5,488,872	5,488,872	0	*
Financial Stocks Capital Partners V L.P.(11)	1,800,000	1,800,000	0	*
Finvest Capital Limited	1,569,107	1,569,107	0	*
First Opportunity Fund, Inc. (Nominee: Hare & Co.)(12)	194,736	194,736	0	*
FSI Skyline Fund OC, Ltd.(11)	200,000	200,000	0	*
Future Fund Board of Guardians	232,210	232,210	0	*
Glen R. Wakeman	349,401	316,272	33,129	*
GLG North America Opportunity Fund(13)	500,000	500,000	0	*
GN3 SIP Ltd.	274,947	274,947	0	*
GoldenTree Master Fund, Ltd.	1,510,105	1,510,105	0	*
GoldenTree Master Fund II, Ltd.	214,947	214,947	0	*

	Total of All
	Shares of	Shares of	Shares of	Percentage of
	Common Stock	Common Stock	Common Stock	Common Stock
	Owned by	Offered by this	Owned Post-	Owned Post-
Name of Selling Stockholder	Holder(1)	Prospectus(1)	Offering(2)	Offering(3)

Goldman Sachs Investment Partners Master Fund, L.P.(4)(14)	4,573,822	4,573,822	0	*
Gordel Holdings Limited(15)	42,526	42,526	0	*
IAM Mini-Fund 21 Limited(16)	97,684	97,684	0	*
Interfund SICAV: Sub-fund Interfund Equity USA(17)	500,000	500,000	0	*
IPC Advisors III, L.P.	76,541	76,541	0	*
Irving Place Capital III Feeder Fund, L.P.	42,622	42,622	0	*
Irving Place Capital Partners III (Cayman), L.P.	1,817,461	1,817,461	0	*
Ithan Creek Master Investment Partnership (Cayman) II, L.P.(5)	104,631	104,631	0	*
Ithan Creek Master Investors (Cayman) L.P.(5)	1,028,842	1,028,842	0	*
James D. Marver	21,912	21,912	0	*
Jefferies Dakota Master Fund, Ltd.(4)(18)	1,048,597	1,031,368	17,229	*
John Hancock Bank and Thrift Opportunities Fund(19)	609,684	609,684	0	*
John Hancock Financial Industries Fund(19)	518,105	518,105	0	*
John Hancock Regional Bank Fund(19)	1,167,157	1,167,157	0	*
Juggernaut Fund, L.P.	2,250,105	2,250,105	0	*
LaM Financial Holdings, Ltd, L.L.L.P.	369,488	369,488	0	*
Leo R. Jalenak, Jr.	18,947	18,947	0	*
Lerner Enterprises, LLC	29,894	29,894	0	*
Lesbia Blanco	11,559	10,105	1,454	*
LICR Fund, Inc. (Nominee: MAC & Co.)(8)	11,368	11,368	0	*
Lion De Leeuw Investments, LLC	12,073	12,073	0	*
LMA SPC for and on behalf of MAP 69 Segregated Portfolio(20)	2,007,955	1,968,631	39,324	*
MACvest 1, Ltd.	76,542	76,542	0	*
Malta Hedge Fund, L.P. (Sandler O’Neil Asset Management, LLC)(21)	113,052	113,052	0	*
Malta Hedge Fund II, L.P. (Sandler O’Neil Asset Management, LLC)(21)	648,631	648,631	0	*
Malta MLC Fund, L.P. (Sandler O’Neil Asset Management, LLC)(21)	332,421	332,421	0	*
Malta MLC Offshore, Ltd. (Sandler O’Neil Asset Management, LLC)(21)	74,947	74,947	0	*
Malta Offshore, Ltd. (Sandler O’Neil Asset Management, LLC)(21)	224,000	224,000	0	*
Malta Partners, L.P. (Sandler O’Neil Asset Management, LLC)(21)	32,000	32,000	0	*
Malta Titan Fund, L.P. (Sandler O’Neil Asset Management, LLC)(21)	825,052	825,052	0	*
Marathon Special Opportunity Master Fund, Ltd	7,839,991	7,839,991	0	*
Mariner-Tricadia Credit Strategies Master Fund, Ltd.(22)	350,105	350,105	0	*
MassMutual Select Small Cap Growth Equity Fund (Nominee: Aurora & Co.)(23)	42,526	42,526	0	*

	Total of All
	Shares of	Shares of	Shares of	Percentage of
	Common Stock	Common Stock	Common Stock	Common Stock
	Owned by	Offered by this	Owned Post-	Owned Post-
Name of Selling Stockholder	Holder(1)	Prospectus(1)	Offering(2)	Offering(3)

MML Small Cap Growth Equity Fund (Nominee: Aurora & Co.)(23)	27,368	27,368	0	*
Nomura Waterstone Market Neutral Fund(16)	22,315	22,315	0	*
Oak Hill Credit Opportunities Financing, Ltd.	443,578	443,578	0	*
O’Connor Global Multi-Strategy Alpha Master Limited	500,000	500,000	0	*
OHA Strategic Credit Master Fund, L.P.	475,368	475,368	0	*
OHA Strategic Credit Master Fund II, L.P.	133,263	133,263	0	*
OHSF Financing, Ltd.	685,684	685,684	0	*
OZ Global Special Investments Master Fund, LP(24)	68,631	68,631	0	*
OZ Master Fund, Ltd.(25)	1,366,736	1,366,736	0	*
OZ Select Master Fund, Ltd.(26)	22,105	22,105	0	*
Perry Partners International, Inc.	4,524,499	4,436,974	87,525	*
Perry Partners LP	1,516,963	1,479,488	37,475	*
PM Manager Fund, SPC., on behalf of and for the account of Segregated Portfolio 23(11)	500,000	500,000	0	*
Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio(16)	67,368	67,368	0	*
Public Employees’ Retirement System of Mississippi (Nominee: MAC & Co.)(8)	112,000	112,000	0	*
Quintessence Fund L.P.(27)	49,263	49,263	0	*
QVT Fund LP(27)	450,736	450,736	0	*
Randall C. Bassett	2,966	2,966	0	*
Randolph Street Ventures, L.P. — 2006-3B	73,692	73,692	0	*
Randolph Street Ventures, L.P. — 2006-3C	4,631	4,631	0	*
Robert E. Wahlman	50,105	50,105	0	*
Samlyn Offshore Master Fund, Ltd	1,426,947	1,426,947	0	*
Samlyn Onshore Fund, LP	1,573,052	1,573,052	0	*
Scott R. Royster	18,610	18,610	0	*
Senvest International LLC(4)(28)	2,041,048	1,500,000	541,048	*
Senvest Master Fund LP	2,203,102	1,500,000	703,102	*
SOAM Capital Partners, L.P. (Sandler O’Neil Asset Management, LLC)(21)	500,000	500,000	0	*
Special Value Continuation Partners, LP	1,077,795	1,077,795	0	*
Special Value Expansion Fund, LLC	401,799	401,799	0	*
Special Value Opportunities Fund, LLC	1,849,598	1,849,598	0	*
Stan Makson	2,315	2,315	0	*
Structured Credit Opportunities Fund II, L.P.(22)	149,894	149,894	0	*
Tennenbaum Opportunities Partners V, LP	2,410,796	2,410,796	0	*
The Canyon Value Realization Master Fund, L.P.	1,624,842	1,624,842	0	*
Timothy R. Chrisman	14,041	14,041	0	*
Vanguard Explorer Fund (Nominee: Vanguard Explorer Fund c/o Brown Brothers Harriman & Co.)(29)	604,631	604,631	0	*
Waterstone Market Neutral Mac51, Ltd.(16)	283,157	283,157	0	*

	Total of All
	Shares of	Shares of	Shares of	Percentage of
	Common Stock	Common Stock	Common Stock	Common Stock
	Owned by	Offered by this	Owned Post-	Owned Post-
Name of Selling Stockholder	Holder(1)	Prospectus(1)	Offering(2)	Offering(3)

Waterstone Market Neutral Master Fund, Ltd.(16)	2,162,315	2,162,315	0	*
Waterstone MF Fund, Ltd.(16)	367,157	367,157	0	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Active Small Cap Stock Portfolio (Nominee: Finwell & Co.)(30)	120,842	120,842	0	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Multi-Strategy Global Equity Portfolio (Nominee: Finwell & Co.)(30)	5,894	5,894	0	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Small Cap Opportunities Portfolio (Nominee: Finwell & Co.)(30)	85,473	85,473	0	*
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Small Cap Opportunities Portfolio (Nominee: Finwell & Co.)(30)	45,684	45,684	0	*
Wolf Creek Investors (Bermuda) L.P.(5)	284,000	284,000	0	*

*	Represents less than 1%.

(1)	Assumes the conversion of all shares of the Mandatorily Convertible Preferred Stock and the dissolution of Doral Holdings.

(2)	Assumes that each selling stockholder will sell all shares offered by it under this prospectus. Any values contained in this column represent shares owned by the selling stockholder that are not being offered pursuant to this prospectus.

(3)	This number represents the percentage of common stock to be owned by the selling stockholder after completion of the offering pursuant to this prospectus and based on the number of shares of common stock outstanding as of May 18, 2010 plus 60,000,421 shares of common stock (the maximum number of shares to be issued upon conversion of 285,002 shares of Mandatorily Convertible Preferred Stock). See the corresponding number of shares in the column titled “Shares of Common Stock Owned Post-Offering.”

(4)	This selling stockholder is a registered broker-dealer or affiliate of a registered broker-dealer, as indicated below.

(5)	(i) Bay Pond Investors (Bermuda) L.P., (ii) Bay Pond Partners, L.P., (iii) Ithan Creek Master Investment Partnership (Cayman) II, L.P., (iv) Ithan Creek Master Investors (Cayman) L.P. and (v) Wolf Creek Investors (Bermuda) L.P. are managed by Wellington Management Company, LLP (“Wellington”), an investment adviser registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity may be deemed to share beneficial ownership over the shares held by its client accounts.

(6)	All of the shares of Berggruen Holdings Ltd. (“Berggruen Holdings”) are owned by Tarragona Trust, a British Virgin Islands trust (“Tarragona”). The trustee of Tarragona is Maitland Trustees Limited, a British Virgin Islands corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of the registrant. Nicolas Berggruen is a director of Berggruen Holdings and may be considered to have beneficial ownership of Berggruen Holdings’ interests in the registrant.

(7)	Citadel Equity Fund Ltd. is the non-managing member of Palafox Trading LLC, a registered broker-dealer and a member of Financial Industry Regulatory Authority, Inc. (“FINRA”).

(8)	(i) Deferred Compensation Plan for Employees of the City of New York and Related Agencies and Instrumentalities, (ii) LICR Fund, Inc. and (iii) Public Employees’ Retirement System of Mississippi, through its nominee, MAC & Co., are managed by Wellington, an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity may be deemed to share beneficial ownership over the shares held by its client accounts.

(9)	D. E. Shaw Laminar Acquisition Holdings 2, L.L.C. (“Laminar”) is an affiliate of D. E. Shaw Securities, L.L.C, a registered broker-dealer and a member of FINRA. Laminar holds 4,454,734 shares (the “Laminar Shares”) of the Company’s common stock. D. E. Shaw Valence Portfolios, L.L.C. (“Valence”) and D. E. Shaw Synoptic Portfolios 2, L.L.C. (“Synoptic”), affiliates of Laminar, hold 76,030 shares (the “Valence Shares”) of the Company’s common stock and 52 shares (the “Synoptic Shares”; together with the Laminar Shares and the Valence Shares, the “Subject Shares”) of the Company’s common stock, respectively, acquired through other transactions. The additional 76,082 shares of the Company’s common stock are included in the table of selling stockholders above. Laminar has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Laminar Shares. Valence has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Valence Shares. Synoptic has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Synoptic Shares. D. E. Shaw & Co., L.P., a Delaware limited partnership (“DESCO LP”), as investment adviser to Laminar, Valence, and Synoptic and as Valence’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw Laminar Portfolios, L.L.C., a Delaware limited liability company (“Laminar Portfolios”), as Laminar’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Laminar Shares. D. E. Shaw & Co., L.L.C., a Delaware limited liability company (“DESCO LLC”), as Laminar Portfolios’s and Synoptic’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Laminar Shares and the Synoptic Shares. As managing member of DESCO LLC, D. E. Shaw & Co. II, Inc., a Delaware corporation (“DESCO II, Inc.”) may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Laminar Shares and the Synoptic Shares. As general partner of DESCO LP, D. E. Shaw & Co., Inc., a Delaware corporation (“DESCO, Inc.”), may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, Laminar Portfolios, DESCO LLC, DESCO, Inc., or DESCO II, Inc., owns any shares of the Company’s common stock directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Company’s common stock directly. By virtue of David E. Shaw’s position as president and sole shareholder of DESCO, Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as president and sole shareholder of DESCO II, Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares, and, therefore, David E. Shaw may be deemed to be the indirect beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the subject shares.

(10)	Eton Park Capital Management, L.P. is the investment manager of (i) Eton Park Fund, L.P. and (ii) Eton Park Master Fund, Ltd. and exercises voting and dispositive power over the shares being registered.

(11)	Affiliates of (i) Financial Stocks Capital Partners V L.P., (ii) FSI Skyline Fund OC, Ltd. and (iii) the subadviser to PM Manager Fund, SPC., on behalf of and for the account of Segregated Portfolio 23, hold 300,000 shares of the Company’s common stock acquired through other transactions. The additional 300,000 shares of the Company’s common stock are not included in the table of selling stockholders above.

(12)	First Opportunity Fund, Inc., through its nominee, Hare & Co., is managed by Wellington, an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity may be deemed to share beneficial ownership over the shares held by its client accounts.

(13)	GLG Partners LP (“GLG Partners”), which serves as the investment manager to GLG North American Opportunity Fund (“GLG NAOF”), may be deemed to be the beneficial owner of all shares owned by

GLG NAOF. GLG Partners exercises its investment authority directly or indirectly through various entities, including without limitation, GLG Inc. GLG Partners Limited (“GLG Limited”), as general partner to GLG Partners, may be deemed to be the beneficial owner of all shares owned by GLG NAOF. Each of Noam Gottesman, Emmanuel Roman, and Pierre Lagrange are Managing Directors of GLG Limited. GLG Partners, Inc., which indirectly wholly owns GLG Limited, may be deemed to be the beneficial owner of all shares owned by GLG NAOF. Each of GLG Partners, GLG Limited, GLG Partners, Inc., GLG Inc., and Messrs. Gottesman, Roman, and Lagrange hereby disclaims any beneficial ownership of any such shares, except for their pecuniary interest therein.

(14)	Goldman Sachs Investment Partners Master Fund, L.P. is an affiliate of Goldman, Sachs & Co., a registered broker-dealer and a member of FINRA. We have been advised that the information reported by Goldman Sachs Investment Partners Master Fund, L.P. reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”) and does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect o which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

(15)	Daniel S. Och, as Chief Executive Officer of Och-Ziff Capital Management Group LLC, the sole shareholder of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, the Investment Manager to Gordel Holdings Limited, may be deemed to have voting and/or investment control of the securities held by Gordel Holdings Limited. Mr. Och disclaims beneficial ownership of the shares, except to the extent of their direct pecuniary interest therein.

(16)	Waterstone Capital Management, L.P. (or an affiliate) is the investment manager of (i) Waterstone Market Neutral Master Fund, Ltd., (ii) Waterstone Market Neutral Mac51, Ltd., (iii) Waterstone MF Fund, Ltd., (iv) IAM Mini-Fund 21 Limited, (v) Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio and (vi) Nomura Waterstone Market Neutral Fund and exercises voting and dispositive power over the shares being registered.

(17)	GLG Partners, which serves as the investment manager to Interfund SICAV: Sub-fund Interfund Equity USA (“Interfund SICAV”), may be deemed to be the beneficial owner of all shares owned by Interfund SICAV. GLG Partners exercises its investment authority directly or indirectly through various entities, including without limitation, GLG Limited, as general partner to GLG Partners, may be deemed to be the beneficial owner of all shares owned by Interfund SICAV. Each of Noam Gottesman, Emmanuel Roman, and Pierre Lagrange are Managing Directors of GLG Limited. GLG Partners, Inc., which indirectly wholly owns GLG Limited, may be deemed to be the beneficial owner of all shares owned by Interfund SICAV. Each of GLG Partners, GLG Limited, GLG Partners, Inc., GLG Inc., and Messrs. Gottesman, Roman, and Lagrange hereby disclaims any beneficial ownership of any such shares, except for their pecuniary interest therein.

(18)	Jefferies Dakota Master Fund, Ltd., a Cayman Islands exempted company (the “Dakota Fund”), is a private investment fund. The Dakota Fund’s investment adviser, Jefferies Asset Management, LLC (“JAM”) is under the control of Jefferies Group, Inc. (“Group”). Group also controls Jefferies & Company, Inc. (“Jefferies”), a registered broker-dealer and a member of FINRA. A majority of the Dakota Fund’s feeder funds’ interests are owned by entities also under the common control of Group and employees of JAM, but the Dakota Fund’s board of directors is independent from both JAM and Jefferies. Jefferies is not involved with (i) the day to day operations of the Dakota Fund or JAM, (ii) the investment strategies of the Dakota Fund, (iii) the operations of the Dakota Fund’s feeder funds, (iv) or the Dakota Fund’s board of directors. Further, other than the securities offered by the Dakota Fund under this prospectus, the securities were purchased by the Dakota Fund through an unaffiliated broker-dealer. Any sales of the securities by the Dakota Fund are expected to be through an unaffiliated broker-dealer. The Dakota fund acquired the securities as investments in the ordinary course of business.

(19)	(i) John Hancock Bank and Thrift Opportunities Fund, (ii) John Hancock Financial Industries Fund and (iii) John Hancock Regional Bank Fund, are managed by MFC Global Investment Management (US) LLC, which has investment power over the shares being registered.

(20)	Pursuant to an investment advisory agreement with JAM, JAM is responsible for the investment management of, and all trading decisions for the selling stockholder account including voting and selling power of the shares being registered.

(21)	Sandler O’Neil Asset Management, LLC is the investment manager of (i) Malta Hedge Fund, L.P., (ii) Malta Hedge Fund II, L.P., (iii) Malta MLC Fund, L.P., (iv) Malta MLC Offshore, Ltd., (v) Malta Offshore, Ltd., (vi) Malta Partners, L.P., (vii) Malta Titan Fund, L.P. and (viii) SOAM Capital Partners, L.P. and exercises voting and dispositive power over the shares being registered.

(22)	Tricadia Capital Management, LLC is the investment manager of (i) Mariner-Tricadia Credit Strategies Master Fund, Ltd. and (ii) Structured Credit Opportunities Fund II, L.P. and exercises voting and dispositive power over the shares being registered.

(23)	(i) MassMutual Select Small Cap Growth Equity Fund and (ii) MML Small Cap Growth Equity Fund, through its nominee, Aurora & Co., are managed by Wellington, an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity may be deemed to share beneficial ownership over the shares held by its client accounts.

(24)	Daniel S. Och, as Chief Executive Officer of Och-Ziff Capital Management Group LLC, the sole shareholder of Och-Ziff Holding LLC, the General Partner of OZ Advisors II LP, the General Partner of OZ Global Special Investments Master Fund, LP, may be deemed to have voting and/or investment control of the securities held by OZ Global Special Investments Master Fund, LP. Mr. Och disclaims beneficial ownership of the shares, except to the extent of their direct pecuniary interest therein.

(25)	Daniel S. Och, as Chief Executive Officer of Och-Ziff Capital Management Group LLC, the sole shareholder of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, the Investment Manager to OZ Master Fund, Ltd., may be deemed to have voting and/or investment control of the securities held by OZ Master Fund, Ltd. Mr. Och disclaims beneficial ownership of the shares, except to the extent of their direct pecuniary interest therein.

(26)	Daniel S. Och, as Chief Executive Officer of Och-Ziff Capital Management Group LLC, the sole shareholder of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, the Investment Manager to OZ Select Master Fund, Ltd., may be deemed to have voting and/or investment control of the securities held by OZ Master Fund, Ltd. Mr. Och disclaims beneficial ownership of the shares, except to the extent of their direct pecuniary interest therein.

(27)	QVT Financial LP is the investment manager for QVT Fund LP and Quintessence Fund L.P. and shares voting and investment control over the securities held by QVT Fund LP and Quintessence Fund L.P. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is the general partner of QVT Fund LP and Quintessence Fund L.P. and may be deemed to beneficially own the securities held by QVT Fund LP and Quintessence Fund L.P. The managing members of QVT Associates GP LLC are Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu disclaims beneficial ownership of the securities held by QVT Fund LP and Quintessence Fund L.P. QVT Associates GP LLC disclaims beneficial ownership of the securities held by QVT Fund LP and Quintessence Fund L.P., except to the extent of its pecuniary interest therein.

(28)	Senvest International LLC is a registered broker-dealer and a member of FINRA.

(29)	Vanguard Explorer Fund, through its nominee, Vanguard Explorer Fund c/o Brown Brothers Harriman & Co., is managed by Wellington, an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity may be deemed to share beneficial ownership over the shares held by its client accounts.

(30)	(i) Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Active Small Cap Stock Portfolio, (ii) Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Multi-Strategy Global Equity Portfolio, (iii) Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Small Cap Opportunities Portfolio and (iv) Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Small Cap Opportunities Portfolio, through its nominee, Finwell & Co., are managed by Wellington, an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity may be deemed to share beneficial ownership over the shares held by its client accounts.

PLAN OF DISTRIBUTION

We are registering the common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. We will bear all fees and expenses incident to our obligation to register the common stock.

The selling stockholders and their successors, including their transferees, may sell all or a portion the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. Additionally, the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NYSE in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act or under Section 4(1) under the Securities Act may be sold under such rules rather than pursuant to this prospectus, subject to any restriction on transfer contained in the Stock Purchase Agreement.

The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell short the securities and deliver common stock to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The aggregate proceeds to the selling stockholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale; but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In offering the securities covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities are registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the securities pursuant to this prospectus and to the activities of the selling stockholders. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

There can be no assurance that any selling stockholder will sell any or all of the common stock registered pursuant to the registration statement of which this prospectus forms a part.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

LEGAL MATTERS

The validity of the common stock and certain other legal matters relating to the offering will be passed upon for us by Enrique R. Ubarri, Executive Vice President and General Counsel of Doral Financial. As of the date of this prospectus, Mr. Ubarri does not own, directly or indirectly, any shares of common stock of the Company.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DORAL FINANCIAL CORPORATION

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee		$16,200.41
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous expenses	$

Total Expenses	$

Item 14.	Indemnification of Directors and Officers.

Article 1.02(B)(6) of the Puerto Rico General Corporation Law (the “PR-GCL”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Article Seventh of Restated Certificate of Incorporation of Doral Financial Corporation contains such a provision.

Article 4.08 of the PR-GCL authorizes a Puerto Rico Corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise. Section 5 of Article Sixth of the Company’s Restated Certificate of Incorporation provides that the Company will indemnify its directors, officers and employees to the fullest extent permitted by law.

Section 1 of Article IX of the Company’s By-laws (the “By-laws”) provides that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employer or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 2 of Article IX of the By-laws provides that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth in the preceding paragraph, except that no indemnification may be made in respect to any claim, issue or matter as to which such person will have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought will determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court will deem proper.

Section 3 of Article IX of the By-laws provides that to the extent a director or officer of the Company has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article IX of the By-laws or in the defense of any claim, issue, or matter therein, he will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 5 of Article IX of the By-laws provides that the Company will pay expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The Company must make such advanced payments if it received an undertaking by or on behalf of any person covered by Section 1 of Article IX of the By-laws to repay such amounts, if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized in Article IX of the By-laws.

Section 6 and 7 of Article IX of the By-laws provide that indemnification provided for by Sections 1 and 2 of Article IX of the By-laws will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liabilities under such Sections 1 and 2 of Article IX of the By-laws.

The Company maintains a directors’ and officers’ liability insurance policy.

Item 15.	Recent Sales of Unregistered Securities

On April 21, 2010 and April 22, 2010, the Company issued 278,260 shares and 6,742 shares, respectively, of its Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, $1.00 par value and $1,000 liquidation preference per share in a private offering to accredited investors pursuant to Regulation D. The aggregate offering price was $180 million. The Company paid $9 million to Barclays Capital as sales commissions.

Item 16.	Exhibits

Exhibit
Number	Description

3.1	Certificate of Incorporation of Doral Financial, which incorporates the certificates of designation of Doral Financial’s 7% Noncumulative Monthly Income Preferred Stock, Series A; Doral Financial’s 8.35% Noncumulative Monthly Income Preferred Stock, Series B; Doral Financial’s 7.25% Noncumulative Monthly Income Preferred Stock, Series C; and Doral Financial’s 4.75% Perpetual Cumulative Convertible Preferred Stock. (Incorporated herein by reference to Exhibit 3.1(j) of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
3.2	Bylaws of Doral Financial, as amended on August 2, 2007. (Incorporated herein by reference to Exhibit 3.1 of Doral Financial’s Current Report on Form 8-K filed with the Commission on August 6, 2007.)
3.3	Certificate of Amendment of the Certificate of Incorporation of Doral Financial dated March 12, 2010. (Incorporated herein by reference to Exhibit 3.1 of Doral Financial’s Current Report on Form 8-K filed with the Commission on March 16, 2010.)
3.4	Certificate of Designation of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock (including form of stock certificate). (Incorporated herein by reference to Exhibit 3.1 of Doral Financial’s Current Report on Form 8-K filed with the Commission on April 26, 2010.)
4.1	Common Stock Certificate. (Incorporated herein by reference to Exhibit 4.1 of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)

Exhibit
Number		Description

4.2		Loan and Guaranty Agreement among Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority (“AFICA”), Doral Properties, Inc. and Doral Financial. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.3		Trust Agreement between AFICA and Citibank, N.A. (Incorporated herein by reference to exhibit number 4.2 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.4		Form of Serial and Term Bond (included in Exhibit 4.3 hereof).
4.5		Deed of Constitution of First Mortgage over Doral Financial Plaza. (Incorporated herein by reference to exhibit number 4.4 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.6		Mortgage Note secured by First Mortgage referred to in Exhibit 4.5 hereto (included in Exhibit 4.5 hereof).
4.7		Pledge and Security Agreement. (Incorporated herein by reference to exhibit number 4.6 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.8		Indenture, dated May 14, 1999, between Doral Financial and U.S. Bank National Association, as trustee, pertaining to senior debt securities. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Current Report on Form 8-K filed with the Commission on May 21, 1999.)
4.9		Indenture, dated May 14, 1999, between Doral Financial and Bankers Trust Company, as trustee, pertaining to subordinated debt securities. (Incorporated herein by reference to exhibit number 4.3 of Doral Financial’s Current Report on Form 8-K filed with the Commission on May 21, 1999.)
4.10		Form of Stock Certificate for 7% Noncumulative Monthly Income Preferred Stock, Series A. (Incorporated herein by reference to exhibit number 4(A) of Doral Financial’s Registration Statement on Form S-3 filed with the Commission on October 30, 1998.)
4.11		Form of Stock Certificate for 8.35% Noncumulative Monthly Income Preferred Stock, Series B. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Registration Statement on Form 8-A filed with the Commission on August 30, 2000.)
4.12		First Supplemental Indenture, dated as of March 30, 2001, between Doral Financial and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee. (Incorporated herein by reference to exhibit number 4.9 to Doral Financial’s Current Report on Form 8-K filed with the Commission on April 2, 2001.)
4.13		Form of Stock Certificate for 7.25% Noncumulative Monthly Income Preferred Stock, Series C. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Registration Statement on Form 8-A filed with the Commission on May 30, 2002.)
4.14		Form of Stock Certificate for 4.75% Perpetual Cumulative Convertible Preferred Stock. (Incorporated herein by reference to Exhibit 4 to Doral Financial’s Current Report on Form 8-K filed with the Commission on September 30, 2003.)
4.15		Form of Stock Certificate for Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock (included in Exhibit 3.4 hereof).
5	.1*	Form of opinion of Enrique R. Ubarri, Esq., Executive Vice President and General Counsel of the Company, regarding the validity of the common stock being registered.
10.1		Order to Cease and Desist issued to Doral Financial by the Board of Governors of the Federal Reserve System on March 16, 2006. (Incorporated herein by reference to Exhibit 99.2 to Doral Financial’s Current Report on Form 8-K filed with the Commission on March 17, 2006.)
10.2		Stipulation and Agreement of Partial Settlement, dated as of April 27, 2007. (Incorporated herein by reference to Exhibit 10.1 of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commission on April 30, 2007.)

Exhibit
Number	Description

10.3	Order to Cease and Desist issued to Doral Bank PR by the Federal Deposit Insurance Corporation, dated February 19, 2008. (Incorporated herein by reference to exhibit number 99-2 of Doral Financial’s Current Report of Form 8-K filed with the Commission on February 21, 2008.)
10.4	Purchase Agreement, dated September 23, 2003, between Doral Financial Corporation and Wachovia Securities LLC, as Representative of the Initial Purchasers of Doral Financial’s 4.75% Perpetual Cumulative Convertible Preferred Stock named therein. (Incorporated herein by reference to Exhibit 1 to Doral Financial’s Current Report on Form 8-K filed with the Commission on September 30, 2003.)
10.5	Employment Agreement, dated as of May 23, 2006, between Doral Financial and Glen Wakeman. (Incorporated herein by reference to Exhibit 10.1 to Doral Financial’s Current Report on Form 8-K filed with the Commission on May 30, 2006.)
10.6	Employment Agreement, dated as of August 14, 2006, between Doral Financial Corporation and Lesbia Blanco. (Incorporated herein by reference to Exhibit 10.1 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Commission on December 29, 2006.)
10.7	Employment Agreement, dated as of October 2, 2006, between Doral Financial Corporation and Enrique R. Ubarri, Esq. (Incorporated herein by reference to Exhibit 10.7 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Commission on December 29, 2006.)
10.8	Employment Agreement, dated as of June 25, 2007, between Doral Financial Corporation and Paul Makowski. (Incorporated herein by reference to Exhibit 10.11 to Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
10.9	Employment Agreement, dated as of June 1, 2007, between Doral Financial Corporation and Christopher Poulton. (Incorporated herein by reference to Exhibit 10.10 to Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
10.10	Securityholders and Registration Rights Agreement dated as of July 19, 2007, between Doral Financial Corporation and Doral Holdings Delaware, LLC. (Incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on July 20, 2007.)
10.11	Advisory Services Agreements, dated as of July 19, 2007, between Doral Financial Corporation and Bear Stearns Merchant Manager III, L.P. (Incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Commission on July 20, 2007.)
10.12	Doral Financial 2008 Stock Incentive Plan. (Incorporated herein by reference to Annex A to the Definitive Proxy Statement for the Doral Financial 2008 Annual Stockholders’ Meeting filed with the Commission on April 11, 2008.)
10.13	Employment Agreement, dated as of March 24, 2009, between Doral Financial and Robert E. Wahlman. (Incorporated herein by reference to Exhibit 99.2 to Doral Financial’s Current Report on Form 8-K filed with the Commission on March 26, 2009.)
10.14	Summary of Doral Financial Corporation 2007 Key Employee Incentive Plan. (Incorporated by reference to Exhibit 10.15 to Doral Financial’s Registration Statement on Form S-4 filed with the Commission on September 29, 2009.)
10.15	Cooperation Agreement, dated as of April 19, 2010, by and among Doral Financial Corporation, Doral Holdings Delaware, LLC, Doral Holdings, L.P., and Doral GP Ltd. (Incorporated herein by reference to Exhibit 10.15 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Commission on May 10, 2010.)
10.16	Stock Purchase Agreement, dated as of April 19, 2010, by and among Doral Financial Corporation and the purchasers named therein. (Incorporated herein by reference to Exhibit 10.16 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Commission on May 10, 2010.)

Exhibit
Number		Description

12.1		Computation of Ratio of Earnings to Fixed Charges. (Incorporated herein by reference to Exhibit 12.1 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Commission on May 10, 2010.)
12.2		Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends. (Incorporated herein by reference to Exhibit 12.2 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Commission on May 10, 2010.)
21.1		List of Doral Financial’s subsidiaries. (Incorporated herein by reference to Exhibit 21 to Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Commission on February 26, 2010.)
23	.1*	Consent of Independent Registered Public Accounting Firm.
23	.2*	Consent of Enrique R. Ubarri, Esq. (included in Exhibit 5.1 filed herewith).
24	.1*	Powers of Attorney (included in the signature pages to the Registration Statement).

*	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to

Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Doral Financial Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico, on May 21, 2010.

DORAL FINANCIAL CORPORATION

By:	/s/ Glen R. Wakeman
Name:     Glen R. Wakeman

Title:	Chief Executive Officer, President and Director

Power of Attorney and Signatures

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glen R. Wakeman, Robert E. Wahlman, Enrique R. Ubarri, and Laura G. Vasquez, and each of them individually, his/her true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated, on May 21, 2010.

Signature	Title

/s/ Glen R. Wakeman Glen R. Wakeman	Chief Executive Officer, President and Director

/s/ Robert E. Wahlman Robert E. Wahlman	Executive Vice President and Chief Financial Officer

/s/ Dennis G. Buchert Dennis G. Buchert	Director

/s/ James E. Gilleran James E. Gilleran	Director

/s/ Douglas L. Jacobs Douglas L. Jacobs	Director

/s/ David E. King David E. King	Director

/s/ Mark Kleinman Mark Kleinman	Director

Signature	Title

/s/ Howard M. Levkowitz Howard M. Levkowitz	Director

/s/ Frank W. Baier Frank W. Baier	Director

/s/ Raymond J. Quinlan Raymond J. Quinlan	Director

/s/ Gerard L. Smith Gerard L. Smith	Director

/s/ Laura G. Vazquez Laura G. Vazquez	Senior Vice President, Controller and Principal Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Certificate of Incorporation of Doral Financial, which incorporates the certificates of designation of Doral Financial’s 7% Noncumulative Monthly Income Preferred Stock, Series A; Doral Financial’s 8.35% Noncumulative Monthly Income Preferred Stock, Series B; Doral Financial’s 7.25% Noncumulative Monthly Income Preferred Stock, Series C; and Doral Financial’s 4.75% Perpetual Cumulative Convertible Preferred Stock. (Incorporated herein by reference to Exhibit 3.1(j) of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
3.2	Bylaws of Doral Financial, as amended on August 2, 2007. (Incorporated herein by reference to Exhibit 3.1 of Doral Financial’s Current Report on Form 8-K filed with the Commission on August 6, 2007.)
3.3	Certificate of Amendment of the Certificate of Incorporation of Doral Financial dated March 12, 2010. (Incorporated herein by reference to Exhibit 3.1 of Doral Financial’s Current Report on Form 8-K filed with the Commission on March 16, 2010.)
3.4	Certificate of Designation of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock (including form of stock certificate). (Incorporated herein by reference to Exhibit 3.1 of Doral Financial’s Current Report on Form 8-K filed with the Commission on April 26, 2010.)
4.1	Common Stock Certificate. (Incorporated herein by reference to Exhibit 4.1 of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
4.2	Loan and Guaranty Agreement among Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority (“AFICA”), Doral Properties, Inc. and Doral Financial. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.3	Trust Agreement between AFICA and Citibank, N.A. (Incorporated herein by reference to exhibit number 4.2 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.4	Form of Serial and Term Bond (included in Exhibit 4.3 hereof).
4.5	Deed of Constitution of First Mortgage over Doral Financial Plaza. (Incorporated herein by reference to exhibit number 4.4 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.6	Mortgage Note secured by First Mortgage referred to in Exhibit 4.5 hereto (included in Exhibit 4.5 hereof).
4.7	Pledge and Security Agreement. (Incorporated herein by reference to exhibit number 4.6 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.8	Indenture, dated May 14, 1999, between Doral Financial and U.S. Bank National Association, as trustee, pertaining to senior debt securities. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Current Report on Form 8-K filed with the Commission on May 21, 1999.)
4.9	Indenture, dated May 14, 1999, between Doral Financial and Bankers Trust Company, as trustee, pertaining to subordinated debt securities. (Incorporated herein by reference to exhibit number 4.3 of Doral Financial’s Current Report on Form 8-K filed with the Commission on May 21, 1999.)
4.10	Form of Stock Certificate for 7% Noncumulative Monthly Income Preferred Stock, Series A. (Incorporated herein by reference to exhibit number 4(A) of Doral Financial’s Registration Statement on Form S-3 filed with the Commission on October 30, 1998.)
4.11	Form of Stock Certificate for 8.35% Noncumulative Monthly Income Preferred Stock, Series B. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Registration Statement on Form 8-A filed with the Commission on August 30, 2000.)
4.12	First Supplemental Indenture, dated as of March 30, 2001, between Doral Financial and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee. (Incorporated herein by reference to exhibit number 4.9 to Doral Financial’s Current Report on Form 8-K filed with the Commission on April 2, 2001.)

Exhibit
Number		Description

4.13		Form of Stock Certificate for 7.25% Noncumulative Monthly Income Preferred Stock, Series C. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Registration Statement on Form 8-A filed with the Commission on May 30, 2002.)
4.14		Form of Stock Certificate for 4.75% Perpetual Cumulative Convertible Preferred Stock. (Incorporated herein by reference to Exhibit 4 to Doral Financial’s Current Report on Form 8-K filed with the Commission on September 30, 2003.)
4.15		Form of Stock Certificate for Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock (included in Exhibit 3.4 hereof).
5	.1*	Form of opinion of Enrique R. Ubarri, Esq., Executive Vice President and General Counsel of the Company, regarding the validity of the common stock being registered.
10.1		Order to Cease and Desist issued to Doral Financial by the Board of Governors of the Federal Reserve System on March 16, 2006. (Incorporated herein by reference to Exhibit 99.2 to Doral Financial’s Current Report on Form 8-K filed with the Commission on March 17, 2006.)
10.2		Stipulation and Agreement of Partial Settlement, dated as of April 27, 2007. (Incorporated herein by reference to Exhibit 10.1 of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commission on April 30, 2007.)
10.3		Order to Cease and Desist issued to Doral Bank PR by the Federal Deposit Insurance Corporation, dated February 19, 2008. (Incorporated herein by reference to exhibit number 99-2 of Doral Financial’s Current Report of Form 8-K filed with the Commission on February 21, 2008.)
10.4		Purchase Agreement, dated September 23, 2003, between Doral Financial Corporation and Wachovia Securities LLC, as Representative of the Initial Purchasers of Doral Financial’s 4.75% Perpetual Cumulative Convertible Preferred Stock named therein. (Incorporated herein by reference to Exhibit 1 to Doral Financial’s Current Report on Form 8-K filed with the Commission on September 30, 2003.)
10.5		Employment Agreement, dated as of May 23, 2006, between Doral Financial and Glen Wakeman. (Incorporated herein by reference to Exhibit 10.1 to Doral Financial’s Current Report on Form 8-K filed with the Commission on May 30, 2006.)
10.6		Employment Agreement, dated as of August 14, 2006, between Doral Financial Corporation and Lesbia Blanco. (Incorporated herein by reference to Exhibit 10.1 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Commission on December 29, 2006.)
10.7		Employment Agreement, dated as of October 2, 2006, between Doral Financial Corporation and Enrique R. Ubarri, Esq. (Incorporated herein by reference to Exhibit 10.7 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Commission on December 29, 2006.)
10.8		Employment Agreement, dated as of June 25, 2007, between Doral Financial Corporation and Paul Makowski. (Incorporated herein by reference to Exhibit 10.11 to Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
10.9		Employment Agreement, dated as of June 1, 2007, between Doral Financial Corporation and Christopher Poulton. (Incorporated herein by reference to Exhibit 10.10 to Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
10.10		Securityholders and Registration Rights Agreement dated as of July 19, 2007, between Doral Financial Corporation and Doral Holdings Delaware, LLC. (Incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on July 20, 2007.)
10.11		Advisory Services Agreements, dated as of July 19, 2007, between Doral Financial Corporation and Bear Stearns Merchant Manager III, L.P. (Incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Commission on July 20, 2007.)
10.12		Doral Financial 2008 Stock Incentive Plan. (Incorporated herein by reference to Annex A to the Definitive Proxy Statement for the Doral Financial 2008 Annual Stockholders’ Meeting filed with the Commission on April 11, 2008.)

Exhibit
Number		Description

10.13		Employment Agreement, dated as of March 24, 2009, between Doral Financial and Robert E. Wahlman. (Incorporated herein by reference to Exhibit 99.2 to Doral Financial’s Current Report on Form 8-K filed with the Commission on March 26, 2009.)
10.14		Summary of Doral Financial Corporation 2007 Key Employee Incentive Plan. (Incorporated by reference to Exhibit 10.15 to Doral Financial’s Registration Statement on Form S-4 filed with the Commission on September 29, 2009)
10.15		Cooperation Agreement, dated as of April 19, 2010, by and among Doral Financial Corporation, Doral Holdings Delaware, LLC, Doral Holdings, L.P., and Doral GP Ltd. (Incorporated herein by reference to Exhibit 10.15 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Commission on May 10, 2010.)
10.16		Stock Purchase Agreement, dated as of April 19, 2010, by and among Doral Financial Corporation and the purchasers named therein. (Incorporated herein by reference to Exhibit 10.16 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Commission on May 10, 2010.)
12.1		Computation of Ratio of Earnings to Fixed Charges. (Incorporated herein by reference to Exhibit 12.1 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Commission on May 10, 2010.)
12.2		Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends. (Incorporated herein by reference to Exhibit 12.2 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Commission on May 10, 2010.)
21.1		List of Doral Financial’s subsidiaries. (Incorporated herein by reference to Exhibit 21 of Doral Financial Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Commission on February 26,2010.)
23	.1*	Consent of Independent Registered Public Accounting Firm.
23	.2*	Consent of Enrique R. Ubarri, Esq. (included in Exhibit 5.1 filed herewith).
24	.1*	Powers of Attorney (included in the signature pages to the Registration Statement).

*	Filed herewith.